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                                                                    EXHIBIT 10.5

                            [ * ] PURCHASE AGREEMENT

Textainer Equipment Management Limited ("Textainer") agrees to provide to the Mobile Storage Group ("MSG") the quantity of containers to the locations indicated in your fax of 13 July 2001, a copy of which is attached as Attachment 1, according to the following terms:

1)    Delivery

      a) Delivery expected by 10 August 2001. We believe we can meet this deadline in almost all locations.

      b) Please note that logistical delays, scarcity of truckers and other factors may result in containers being delivered after that date in some locations. In any event, we believe we can complete all deliveries no more than 14 days after the expected delivery date.

2)    [ * ]

3)    Terms for Containers that are Purchased

      a) Prices are as per Attachment 2 indicating the prices (not including trucking and handling) at which we will sell containers to the indicated MSG locations in response to your [ * ] container [ * ] proposal.

      b)    Payment of purchase price is due by [ * ].

      c)    [ * ]

4)    Terms for Containers that are not Purchased

      a)    MSG pays a purchase price cancellation fee of [ * ].

      b)    [ * ]

      c)    [ * ]

      d)    [ * ]

      e) Containers are to be in the same condition as when delivered to MSG; any damages are for the account of MSG.

      f) Containers are to be returned within [ * ] and must be pre-booked with Textainer.

5)    Additional Container Requirements

* Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.


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      a)    Any additional MSG container requirements will be supplied on a
      "best efforts" basis with 14 days prior notice.


      /s/ Philip K. Brewer                      /s/ Ronald Valenta
--------------------------------------    --------------------------------------
Philip K. Brewer                          Ronald F. Valenta
Senior Vice President                     President/CEO
Textainer Equipment Management Limited    Mobile Storage Group, Inc.



Date:          24 July 2001               Date:         31 July 2001
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